Exhibit 16.1

August 4, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Cyxtera Technologies, Inc. statements (formerly known as Starboard Value Acquisition Corp.) included under Item 4.01 of its Form 8-K dated August 4, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 29, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York